Exhibit 99.2

Digital Brands Group Appoints New Board Member

AUSTIN, Texas, Nov. 11, 2021 /PRNewswire/ -- Digital Brands Group, Inc. ("DBG" or the "Company") (NASDAQ: DBGI), a digitally first portfolio company, today announced Lucy Doan has been elected to the Digital Brands Group, Inc. Board of Directors. Doan brings 25 years of financial and strategic experience in the consumer industry, including several publicly traded companies. She currently serves on the Board of Directors of Grunt Style, an online apparel company.

"We are excited to add Ms. Doan to the Board of Directors as she provides significant accounting, finance and consumer strategic experience in both the direct to consumer and the wholesale channels. She understands that retail is changing and the winner in this new retail world must blend attributes of traditional retail with those of direct to consumer," said Hil Davis, DBG's Chief Executive Officer.

"I am excited and inspired to join the Board of Directors at such a momentous time. Retail is experiencing rapid and significant changes that is blending the direct and wholesale channels together in a new and unprecedented manner. I believe Digital Brands Group not only understands this transition that retail is undergoing, but also has a strong vision and grasp on how retail will evolve through this process. I look forward to supporting and shaping this organization and its teams," stated Ms. Dolan.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047